As filed with the Securities and Exchange Commission on March 3, 2000
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              --------------------
                          LUMENON INNOVATIVE LIGHTWAVE
                                TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)


           Delaware                                   98-0213257
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                   Identification No.)
                                9060 Ryan Avenue
                          Dorval, (QC), Canada H9P 2M8
   (Address, including zip code, of Registrant's principal executive offices)

                  Lumenon Innovative Lightwave Technology, Inc.
                           Stock Option Incentive Plan
                            (Full title of the Plan)


                    Vincent Belanger, Chief Financial Officer
                  Lumenon Innovative Lightwave Technology, Inc.
                                9060 Ryan Avenue
                          Dorval, (QC), Canada H9P 2M8
                                 (514) 631-0023
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                              David J. Adler, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200


                         CALCULATION OF REGISTRATION FEE

                                        Amount         Proposed maximum      Proposed maximum        Amount of
   Title of each class of               to be           offering price      aggregate offering     registration
Securities to be registered           registered         per share                price                fee
---------------------------           ----------         ---------                -----                ---

Common Stock, par                    2,500,000(1)         $ 35.50(2)           $12,600,775          $3,326.61
value $.001 per share

(1) Pursuant to Rule 416, the registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the Stock Option Incentive Plan (the "Plan").
(2) Includes an aggregate of 2,407,500 shares with respect to which options were granted under the Plan at an average exercise price of $3.87 per share. Pursuant to Rule 457(g) and (h), the offering price for the additional shares that may be issued under the Plan of 92,500 is estimated solely for the purposes of determining the registration fee and is based on the closing price of the Company's common stock in the over-the-counter market as reported by the National Quotation Bureau Pink Sheets on March 2, 2000 of $35.50.

                                EXPLANATORY NOTES

                  Lumenon Innovative Lightwave Technology, Inc. (the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register shares of our common stock that may be issued under the Plan.

                  This Form S-8 includes a Reoffer Prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933. The Reoffer Prospectus may be used for reofferings and resales of shares of common stock acquired under the Plan by selling stockholders who may be deemed "affiliates" (as such term is defined in Rule 405 under the Securities Act) of the Company.



                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                  The Company will provide documents containing the information specified in Part 1 of Form S-8 to employees as specified by Rule 428(b)(1) under the Securities Act. Under the instructions to Form S-8, the Company is not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

                   SUBJECT TO COMPLETION, DATED March 3, 2000


PROSPECTUS

                                 750,000 SHARES

                  LUMENON INNOVATIVE LIGHTWAVE TECHNOLOGY, INC.


                  This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our common stock that we may issue to the selling stockholders upon the exercise of stock options we granted to them under our Stock Option Incentive Plan. We previously registered the offer and sale of these shares to the selling stockholders. This prospectus also relates to certain shares of our common stock subject to options that we have not yet granted. If we grant these options to persons who must use the prospectus to reoffer and resell the shares subject to such options, we will distribute a prospectus supplement. The selling stockholders are reselling these shares and we will not receive any of the proceeds from those resales.

                  The selling stockholders have advised the Company that they may resell the shares from time to time in one or more transactions in the over-the-counter market or on any stock exchange or other automated quotation system on which the common stock may become listed, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this prospectus.

                  THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 6.

                  The Company's common stock is traded in the National Quotation Bureau Pink Sheets under the symbol "LUMM." On March 2, 2000, the last sale price for the common stock, as reported by the National Quotation Bureau, was $35.50.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                  The date of this Prospectus is March 3, 2000.

                       WHERE CAN YOU FIND MORE INFORMATION

                  The Company is subject to the  informational  requirements  of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

WHERE YOU CAN FIND MORE INFORMATION..........................................4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................6

ABOUT THIS PROSPECTUS........................................................6

THE COMPANY       ...........................................................7

RISK FACTORS      ...........................................................7

USE OF PROCEEDS   ..........................................................13

SELLING STOCKHOLDERS........................................................13

PLAN OF DISTRIBUTION........................................................15

LEGAL MATTERS     ..........................................................16

EXPERTS           ..........................................................16

ADDITIONAL INFORMATION......................................................16

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference our Registration Statement on Form 10, as amended, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

                  You may request a copy of these filings, excluding the exhibits to such filings that we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

                     Lumenon Innovative Lightwave Technology, Inc. 4975 Levy Street
                     St. Laurent, (QC), Canada H4R 2N9
                     Attention:  Chief Financial Officer
                     (514) 331-2261


                            ------------------------



                              ABOUT THIS PROSPECTUS

                  This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any selling stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date. You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

                                   THE COMPANY

                  The Company is a development stage company that designs, develops, and has begun the manufacture in limited quantities of components related to the Dense Wavelength Division Multiplexing ("DWDM") market and other optical (photonic) segments of the global telecommunications and data communications optical networking markets. DWDM is a technology that permits the transmission of multiple sources of information and data simultaneously over a single optical fiber. Companies like AT&T and MCI WorldCom are creating fiber optic networks to transmit large quantities of data and information at high speeds to accommodate the demand for applications such as the Internet, e-mail, and electronic commerce. These companies desire to increase the capacity of their networks to carry and deliver more information at high speeds without the additional costs of having to install new fiber optic cable. The Company's DWDM components, integrated optics devices in the form of compact hybrid glass circuits on silicon chips, allow providers such as AT&T to greatly increase their information carrying capacity on existing fiber at significantly lower cost than conventional DWDM components.

                  The Company's principal executive offices are located at 9060 Ryan Avenue, Dorval, (QC), Canada H9P 2M8. The Company's telephone number at such location is (514) 631-0023.

                  The shares offered hereby will be purchased by the selling stockholders upon exercise of options granted to them under the Plans and will be sold for the accounts of the selling stockholders.


                                  RISK FACTORS

The purchase of our common stock involves a high degree of risk; you should regard it as speculative and you should consider it only if you can reasonably afford a loss of your entire investment. You should carefully consider, in addition to the other information contained in this prospectus, the following risk factors relating to the Company and its business before deciding to invest in our common stock.

We are a development stage company.

The Company was founded in 1998. We are a development stage company and, to date, do not have revenues from sales of our products. Our operating history provides no basis for evaluating the Company and our prospects. We must, among other things, successfully develop and commercialize our products, meet competition, attract, retain and motivate qualified employees, expand our operations and market and sell products using our technology in volume to have significant revenues and to be profitable.

Our future will depend on our ability to develop and commercialize products based upon our licensed proprietary technologies. Our first product, the DWDM optical chip, has only recently entered production in limited quantities and we expect to make only limited shipments of the chips in 2000. Even if our products appear promising when introduced, potential customers may not accept them, they may be difficult to produce in large volumes at an acceptable cost, fail to perform as expected, cost too much or be barred from production by the proprietary rights of others.

We project future losses.

We expect to spend considerable sums to develop and market new products. We expect our operating expenses to increase as we develop our technology and products, increase our sales and marketing activities, and expand our assembly operations. We will not have revenues from product sales before the second quarter of 2000. We expect to have losses for the balance of 2000. How much we will lose and when, if ever, we will have profits is highly uncertain. If we become profitable, we do not know how much we will earn and our profits may vary significantly from quarter to quarter.

The market for our products requires us to adapt to rapid technological change and to continue new product development.

We must become a key supplier of components to the photonics industry to be successful. Our target markets are highly competitive and are marked by rapidly changing technology and industry standards and declining average selling prices. We must:

              o anticipate what our clients and their end-users will need and demand in the manufacture of products - both for general industry use and specific custom-made usage,
              o incorporate those anticipated features and functions into our products,
              o   meet specific and exacting design requirements,
              o   price  our  products  competitively,  and
              o introduce our products at the right time to meet market demand.

The success of new products depends on these factors:

              o   proper  product   definition;
              o   timely completion and introduction of designs,
              o the ability of our customers to incorporate our product into theirs,
              o   the quality and performance of our products,
              o   the   differentiation  of  our  products  from  those  of  our
                  competitors, and
              o   acceptance of our products and those of our customers.

Our products are generally incorporated into our customers' products at the design stage. Even if our products are accepted by our customers, their products may not be commercially successful.

The market for our products is characterized by short product lifecycles, declining average selling prices and fluctuating industry conditions.

Our target markets are subject to continuous, rapid technological change, including changing industry standards, frequent introduction of new products, anticipated and unanticipated decreases in average selling prices and fierce price competition. This means that the life cycle of a product we make may be short, we must introduce new products on a timely basis and we must spend a great deal to develop new products. Other competing technologies may force us to sell our products at lower prices than we expect. Thus, we will need to introduce new products to compete effectively and to maintain our selling prices. This may require greater development time and expense than we presently anticipate. We could experience delays in introducing new products because they are complex.

Our products have certain risks  in their manufacture and assembly.

The assembly of our chips is a sophisticated process, requiring a clean room and precision assembly equipment. Very small amounts of contaminants in assembly, defects in components, difficulties in the assembly process or other factors can cause a significant number of chips to be nonfunctional or to have unacceptable defects. Many of these problems are difficult to find and require much time or expense to fix.

We have never assembled large amounts of products. We may find it difficult to do this.

Using our own plant could involve significant risks, including lack of adequate capacity, technical difficulties and events limiting production, such as fires or other damage. Furthermore, if demand for our products increases, we will have to build another facility and rely on contractors to manufacture for us. Building another facility will cost a great deal and will involve the risks found in all manufacturing, including poor production yields, technical difficulties and events limiting production.

We are dependent on equipment suppliers and contract manufacturers.

We rely on outside suppliers for certain equipment to be used in our manufacturing process. We do not maintain long-term agreements with any of them. If important manufacturing equipment were to malfunction, we would at a minimum experience delays in the shipment of our products and could be required to find another manufacturer. Delays in shipment could result in the loss of customers and reductions in our revenues.

We may rely on third party manufacturers for certain components of our products. Risks associated with our potential dependence upon third party manufacturing relationships include:

              o   reduced control over delivery schedules,
              o   lack of quality assurance,
              o   poor manufacturing yields and high costs,
              o potential lack of adequate capacity during periods of excess demand, and
              o   potential misappropriation of our intellectual property.

We don't know if we will be able to enter into third party manufacturing contracts on favorable terms, if at all, or that our current or future third party manufacturers will meet our requirements for quality, quantity or timeliness.

We are dependent on our relationship with Molex to increase sales; there are a small number of customers for our products.

Our  initial  marketing   strategy  is  dependent  upon  the  efforts  of  Molex
Incorporated ("Molex"), our strategic partner in the joint development of certain products. Our contractual relationship with Molex gives us access to Molex's global distribution network and requires us to reserve our first year of jointly developed products, up to a maximum of 400 units per month, to Molex. After the first year, Molex will have the option to purchase all of our production of the jointly developed products at fair market value for the succeeding three year period.

For the foreseeable future, we intend to market our products to only a limited number of leading original equipment manufacturer ("OEM") customers. We will rely on our OEM customers to develop their own systems, creating demand for our products. OEM customers, including Molex, may be expected to exert considerable leverage in negotiating purchases from us. We expect sales to OEM customers to be made at a smaller profit and on other less favorable terms, such as marketing exclusivity, milestone requirements and burdensome cancellation provisions. The telecommunications equipment industry, a principal industry customer, is dominated by a small number of large companies. If any of them were to combine their operations, there would be even fewer telecommunications industry customers.

The market for our products is very competitive; our competition may more effectively develop and market their products.

The photonics industry is highly competitive and is marked by lower selling prices and profits, rapid technological change and product obsolescence. We expect such conditions to continue.

Our competitors include large companies that have substantially greater financial, technical, marketing, distribution and other resources, broader product lines, greater name recognition and longer standing relationships with customers than we do. Our competitors include both companies already manufacturing large volumes of products based on established technologies, as well as companies selling emerging technological solutions. Potential competitors also include our own customers, which may decide to manufacture products competitive with ours, rather than purchasing our products. Potential competitors may develop technology and products comparable or superior to ours.

We don't know if we can effectively manage the growth of our business.

Our success will depend on the expansion of our operations and the effective management of growth, which will place a significant strain on our management, operations and financial resources. In particular, once we begin volume assembly of our products, our operations are anticipated to expand substantially. To achieve our plan, we must hire and train additional engineering, manufacturing, marketing, sales, administrative and management personnel, and buy additional equipment, facilities, information technology and other infrastructure. We must also continue to develop our management, operational and financial systems, procedures and controls. Because we have had little experience with the assembly, marketing or sale of our products in large quantities, we don't know if we will be able to expand our business rapidly enough or adequately manage this growth. If we don't accurately predict demand for our products, we may have too much or too little production capacity. If we overestimate demand, we may incur fixed production expenses that are excessive.

We are dependent on key personnel; we need to attract and retain additional qualified personnel.

Our success will depend to a significant degree upon the continued services of key management, technical, and scientific personnel, including Dr. S. Iraj Najafi, our Company's President and Chief Executive Officer, Dr. Mark Andrews, our Chief Technical Officer, and Dr. Chia-Yen Li, our Chief Operating Officer. We do not currently maintain key-man life insurance on any of our personnel.

Our success will also depend on our ability to attract and retain additional management and other highly skilled personnel. Currently, we are seeking to hire skilled engineers for our assembly process. Our competitors for qualified personnel are often long-established, highly profitable companies and the process of hiring qualified personnel is often lengthy. Our management and other employees may voluntarily leave the Company at any time.

We have limited working capital; we may be unable to obtain funding to meet our future capital needs.

We will require substantial additional funding over the next several years to develop our technology, commercialize our products and to expand assembly capacity. In particular, we will require approximately US$20 million to construct and equip a high volume assembly facility and to upgrade our current facility. Our capital needs will depend on a number of factors, including:

             o    how many new products we develop,
             o how fast we develop and commercialize our technologies and products and expand our assembly operations,
             o    the response of competitors,
             o    the level of acceptance of our products,
             o    competing technological developments, and
             o    changes in market demand.

 In addition, if we develop or commercialize our technology and products more slowly than we expect, we may need substantially more funding, and we may be required to spend our cash faster than we currently plan.

We expect to raise additional working capital primarily from the following sources:

             o    sales of equity or debt securities,
             o    equipment leasing and other secured debt financing, and
             o    manufacturing and other strategic partners.

If we borrow funds, we may become subject to restrictive financial covenants and our interest obligations will increase. If we issue more stock, our present stockholders may experience substantial dilution.

We do not know whether additional funding will be available on favorable terms, or at all. If it is not, we may have to delay or abandon some or all of our anticipated expenditures, to curtail our operations significantly, to sell assets, or to license to third parties potentially valuable technologies that we currently plan to commercialize ourselves.

We lack sales and marketing experience and may not be able to retain qualified salespeople.

We have no experience in marketing, selling and distributing our products. Our future profitability will depend on our ability to develop an effective sales force. Competition for employees with sales and marketing experience is intense. We do not know if we will be able to attract and retain qualified salespeople or if we can build an effective sales and marketing organization.

We are subject to additional risks related to international sales and operations

We expect that international sales will account for a significant portion of our total revenues. International sales and operations are subject to a number of risks, including:

             o    the imposition of government controls,
             o    export license requirements,
             o    restrictions on the export of critical technology,
             o    political and economic instability or conflicts,
             o    trade restrictions, changes in tariffs and taxes,
             o    challenges to patents and other intellectual property rights,
             o    difficulties   in   staffing   and   managing    international
                  operations,
             o    problems   in    establishing    or    managing    distributor
                  relationships, and
             o    general economic conditions.

In addition, as we expand our international operations, we may be required to invoice our sales in local currencies, the value of which may fluctuate in relation to the Canadian and U.S. dollars.

We lack patent protection of our products.

The patent positions of technology companies, including ours, are uncertain and involve complex legal and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued. We do not know if our patent applications will result in patents being issued or that any patents issued to us will provide protection against competing technologies or will be held valid if challenged. Others may independently develop products similar to ours or design around or otherwise avoid patents issued to us.

Others may assert claims against us that will result in litigation. Litigation, regardless of its outcome, would result in significant cost to the Company, as well as diversion of management time. If we were to infringe upon a valid patent, we might have to change our products or obtain licenses from the patent owners. We don't know if such licenses would be available on terms favorable to us or that we would be successful in any attempt to change our products or processes to avoid infringement. In addition, we could be liable for significant monetary damages.

We also rely on trade secret and copyright law, and employee and third-party nondisclosure agreements to protect our intellectual property rights. We can't be sure whether agreements and measures will provide meaningful protection of our trade secrets, copyrights, know-how, or other proprietary information in the event of infringement by others or that others will not independently develop similar technologies.

The laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. Our intellectual property may be at additional risk in such markets.

We must comply with environmental regulations, which could be costly.

Our operations and assembly processes are subject to certain federal, provincial and local environmental protection laws and regulations. These relate to our use, handling, storage, discharge and disposal of certain hazardous materials and wastes, the pre-treatment and discharge of process waste waters and the control of process air pollutants. We have put into place procedures to comply with these laws and regulations. We also have safety programs, including training of personnel on safe storage and handling of hazardous materials and wastes. We believe that we are in compliance in all material respects with applicable environmental regulations. Environmental laws and regulations, however, may become more stringent over time. If we fail to comply with either present or future regulations, we may have significant expenses, and may be subject to fines and production halts.

Insiders control the Company, which may prevent a change of control or other corporate transactions.

As of the date hereof, our management, Molex, Polyvalor and McGill University collectively own approximately 60.35% of our outstanding common stock. They determine the composition of the Board of Directors and will be able to determine the outcome of corporate actions requiring stockholder approval. This ability may have the effect of delaying or preventing a change in control that may be favorable to other stockholders or causing a change of control that may not be favored by other stockholders.

Under agreements with it, Molex will acquire the non-exclusive right to manufacture and sell certain jointly developed optical chip products in the event of a change in the control of the Company. Molex also has rights of first refusal with respect to any sale of stock by certain stockholders of the Company. Such rights of Molex may have the effect of delaying or preventing a change in control of the Company that may be favorable to stockholders other than Molex.

Certain provisions of our corporate documents and state law may prevent or hinder a change of control.

Certain provisions of our Certificate of Incorporation and By-Laws and of Delaware law could make it more difficult for another party to acquire us or discourage another party from attempting to acquire us. For example, our Certificate of Incorporation and By-Laws permit us to issue preferred stock with rights senior to the common stock in respect of voting and dividend rights and rights upon liquidation without any further vote or action by stockholders, and provide for a classified Board of Directors. Although we have no present plans to issue preferred stock, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control and could make it more difficult for holders of our common stock to take certain corporate actions, including the replacement of incumbent directors. Additionally, any such preferred stock may have preference over and harm the rights of the holders of common stock.

We have a significant number of outstanding warrants and options, which could adversely affect the price of our common stock and our ability to sell additional common stock.

As of March 2, 2000, we have outstanding options to purchase a total of 2,407,500 shares of common stock at a weighted average exercise price of US$3.87 per share and outstanding warrants to purchase an aggregate of 3,467,211 shares of our common stock at a weighted average exercise price of US$1.98 per share. The exercise of outstanding options and warrants will dilute the then current stockholders' ownership of common stock. Sales in the public market of common stock acquired upon such exercise of options and warrants could depress the price of our common stock. The holders of options and warrants can be expected to exercise them at a time when we would be able to sell common stock on terms more favorable than those provided by such options and warrants. This may adversely affect our ability to sell common stock.

We will not pay dividends.

We have never paid any dividends on our common stock. We do not anticipate paying such dividends in the foreseeable future. We will use any future earnings to finance our growth.

The market price of our common stock may increase or decrease significantly.

The market price of our common stock has both increased and decreased significantly in the past several months. Such market price could be subject to significant future changes in response to various factors and events including:

              o the depth and liquidity of the trading market for the common stock,
              o   quarter-to-quarter variations in our operating results,
              o the correlation of operating results with the expectations of stockholders and the investment community,
              o   the introduction of our products, and
              o   conditions in our industry.

In addition, from time to time, the public markets, and in particular the shares of high technology companies, have experienced broad price and volume fluctuations that often have been unrelated to the operating performance of issuers.

We can give no assurances that our forward looking statements will be correct

Certain forward-looking statements, including statements regarding our expected financial position, business and financing plans are contained in this prospectus or are incorporated in documents annexed as exhibits to this prospectus. These forward-looking statements reflect our views with respect to future events and financial performance. The words, "believe," "expect," "plans" and "anticipate" and similar expressions identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                 USE OF PROCEEDS

                  This prospectus relates to the reoffer and resale by certain selling stockholders identified in this prospectus of common stock that may be issued by us to them upon the exercise of options granted under our Stock Option Incentive Plan. All net proceeds from the sale of the common stock will go to the stockholders who offer and sell their shares. We will not received any part of the proceeds from such sales. We will, however, receive the exercise price of options when exercised by their holders. Any such proceeds will be contributed to working capital and will be used for general corporate purposes.


                              SELLING STOCKHOLDERS

                  This prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling stockholders under the Stock Option Incentive Plan.

                  The following table sets forth (i) the number of shares of common stock beneficially owned by each selling stockholder at March 2, 2000,
(ii) the number of shares of common stock to be offered for resale by each selling stockholder (i.e., the total number of shares underlying options held by each selling stockholder irrespective of whether such options are presently exercisable or exercisable within sixty days of March 2, 2000) and (iii) the number and percentage of outstanding shares of common stock to be held by each selling stockholder after completion of the offering.


                                                                                 Number of shares of
                                                                                   Common Stock/
                                        Number of shares of     Number of       Percentage of Class to
                                         Common Stock Owned   Shares to be        be Owned After
                                            at March 2,        Offered for       Completion of the
           Name                              2000(1)            Resale(2)           Offering(1)
-------------------------------------- ----------------------------------------------------------------
S. Iraj Najafi(3).....................      5,237,500            200,000           5,237,500/ 21.3%
Mark P. Andrews(4)....................      4,887,500            200,000           4,887,500/19.9 %
Vincent Belanger(5)...................          1,000            300,000              1,000/ *
Tony Moretti(6).......................         50,000             50,000              50,000/*

--------------------
* Less than one percent

(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from the date hereof) have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2) Consists of shares of common stock issuable upon the exercise of options both currently and not currently exercisable.

(3) Dr. Najafi has been Director, President and Chief Executive Officer since he joined the Company in July 1998.

(4) Dr. Andrews has been Director, Vice President, Chief Technical Officer and Secretary since he joined the Company in July 1998.

(5) Mr. Belanger has been Chief Financial Officer and Treasurer since he joined the Company in June 1999.

(6) Anthony L. Moretti is the representative of Molex Incorporated on the Company's Board of Directors and has been since December 1999. Mr. Moretti has been employed in various executive capacities with Molex Fiber Optics Inc., a subsidiary of Molex Incorporated since 1997. The shares reflected do not include 4,666,667 shares of common stock beneficially owned by Molex Incorporated. Mr. Moretti disclaims
         beneficial   ownership   of  the   4,666,667   shares   held  by  Molex
         Incorporated.

         We cannot assure you that the selling stockholders will exercise their options to purchase our common stock.

         The shares covered by this prospectus may be sold from time to time so long as this prospectus remains in effect; provided, however, that the selling stockholders are first required to contact our Corporate Secretary to confirm that this prospectus is in effect. We intend to distribute to each selling stockholder a letter describing the procedures that the selling stockholder may follow in order to use this prospectus to sell the shares and under what conditions the prospectus may not be used. The selling stockholders expect to sell the shares at prices then attainable, less ordinary brokers' commissions and dealers' discounts as applicable.


                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of the shares by the selling stockholders. We will bear all expenses in connection with the preparation of this prospectus. The selling stockholders will bear all expenses associated with the sale of the shares.

         The selling stockholders may offer their shares directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

         o On any stock exchange on automated quotation system on which the shares of common stock may be listed at the time of sale
         o      In negotiated transactions
         o      In the over-the-counter market
         o      In a combination of any of the above transactions

         The selling stockholders may offer their shares of common stock at any of the following prices:

         o      Fixed prices, which may be changed
         o      Market prices prevailing at the time of sale
         o      Prices related to such prevailing market prices
         o      At negotiated prices

         The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prevailing market prices, price related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers that act in connection with the sale of the shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders. The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares. The selling stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         We have not registered or qualified offers and sales of shares under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling stockholders will offer and sell their shares in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         The selling stockholders have represented to us that any purchase or sale of shares by them will comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock (a "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before and after completion of his or her participation in the distribution (we refer to that time period as the "Distribution Period").

         During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling stockholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

         There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.


                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the shares offered hereby have been passed upon for the Company by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.


                                     EXPERTS

         The consolidated financial statements of Lumenon Innovative Lightwave Technology, Inc. (a Development Stage Enterprise) six-month period ended June 30, 1999 and periods from inception (March 2, 1998) to December 31, 1998 and to June 30, 1999, have been incorporated in reliance upon the report of KPMG, LLP, independent chartered public accountants, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act with respect to the shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, such statement being qualified in all respects by such reference.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

         The  following   document   filed  with  the  Securities  and  Exchange
Commission (the "Commission") is incorporated herein by reference and made a part hereof:

         The description of the Company's securities contained in the Company's Registration Statement on Form 10, as amended.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interest of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Officers and Directors

         As permitted by the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation, as amended, limits the personal liability of a director to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

         The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or an agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, to the fullest extent and in the manner set forth in and permitted by the DGCL, as from time to time in effect, and any other applicable law, as from time to time in effect. Such right of indemnification is not be deemed exclusive of any other rights to which such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of each such person.

         The Company proposes to enter into indemnity agreements with its directors and executive officers. The indemnity agreements will provide that the Company shall indemnify such directors and executive officers from and against any and all liabilities, costs and expenses, amounts of judgments, fines, penalties and amounts paid in settlement of or incurred in defense of any settlement in connection with any threatened, pending or completed claim, action, suit or proceeding in which such persons are a party (other than a proceeding or action by or in the right of the Company to procure a judgment in its favor), or which may be asserted against them by reason of their being or having been an officer or director of the Company (the "Losses"), unless it is determined that such directors and executive officers did not act in good faith and for a purpose which they reasonably believed to be in, or in the case of service to an entity related to the Company, not opposed to, the best interests of the Company and, in the case of a criminal proceeding or action, that they had reasonable cause to believe that their conduct was unlawful. The indemnity agreements will also provide that the Company shall indemnify such directors and executive officers from and against any and all Losses that they may incur if they are a party to or threatened to be made a party to any proceeding or action by or in the right of the Company to procure a judgment in its favor, unless it is determined that they did not act in good faith and for a purpose that they reasonably believed to be in, or, in the case of service to an entity related to the Company, not opposed to, the best interests of the Company, except that no indemnification for Losses shall be made in respect of (i) any claim, issue or matter as to which they shall have been adjudged to be liable to the Company or
(ii) any threatened or pending action to which they are a party or are threatened to be made a party that is settled or otherwise disposed of, unless and only to the extent that any court in which such action or proceeding was brought determines upon application that, in view of all the circumstances of the matter, they are fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. Such indemnification will be in addition to any other rights to which such officers or directors may be entitled under any law, charter provision, by-law, agreement, vote of stockholders or otherwise.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

         Exhibit Index

         4(a)  -   The Company's Stock Option  Incentive Plan  (Incorporated  by
                   reference  to  Exhibit  4.2  to  the  Company's  Registration
                   Statement on Form 10).

         *5    -   Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

        *23(a) -   Consent of KPMG, LLP, independent auditors.

        *23(b) - Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in its opinion filed as Exhibit 5).

        *24    -   Powers  of  Attorney  (included  on  signature  page  to this
                   Registration Statement).

--------------------
*       Filed herewith.

Item 9.  Undertakings

         A.    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         D. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, a copy of the registrant's latest annual report to stockholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dorval, Province of Quebec, Canada on February 29, 2000.

                                   LUMENON INNOVATIVE LIGHTWAVE
                                   TECHNOLOGY, INC.


                                   By:/s/ S. Iraj Najaf
                                      ------------------------------------------
                                      S. Iraj Najafi, President and
                                      Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. Iraj Najafi and Vincent Belanger, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature                Title                           Date

/s/ S. Iraj Najafi
-----------------------    Director, Principal Executive       February 29, 2000
  S. Iraj Najafi           Officer,  President and Administrator
                           of the Stock Option Incentive Plan

/s/ Mark P. Andrews
-----------------------    Director, Vice President, Chief     February 29, 2000
  Mark P. Andrews          Technical Officer and Secretary


----------------------     Director and Administrator of the
  Anthony Moretti          Stock Option Incentive Plan

/s/ Denis M. Beaudry       Director and Administrator of the   February 29, 2000
----------------------     Stock Option Incentive Plan
  Denis M. Beaudry

/s/ Pierre-Paul Allard     Director and Administrator of the   February 29, 2000
----------------------     Stock Option Incentive Plan
 Pierre-Paul Allard

/s/ Vincent Belanger       Principal Financial and Accounting  February 29, 2000
----------------------     Officer and Treasurer
 Vincent Belanger




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